Code of Business Conduct and Ethics and Compliance Program

Adopted by the Board of Directors

The upholding of a strong sense of ethics and integrity is of the highest importance to AdvanSource Biomaterials and critical to its success in the business environment. Our Code of Business Conduct and Ethics and Compliance Program (the "Code of Ethics") embodies our commitment to such ethical principles and sets forth the responsibilities of us to our shareholders, employees, customers, lenders and other stakeholders. Our Code of Ethics addresses general business ethical principles, conflicts of interests, special ethical obligations for employees with financial reporting responsibilities, insider trading laws, reporting of any unlawful or unethical conduct, political contributions and other relevant issues.

General Principles

It is our firm belief that effective business relationships can only be built on mutual trust and fair dealing. Our company and all our directors, officers and employees, to whom our Code of Ethics is applicable, will conduct themselves in accordance with the standards established herein. Our Code of Ethics outlines the fundamental principles of legal and ethical business conduct as adopted by our Board of Directors. It is not intended to be a comprehensive list addressing all legal or ethical issues which may confront our personnel. Hence, it is essential that all personnel subject to our Code of Ethics employ good judgment in the application of the principles contained herein.

Appointment of Compliance Officer

We have appointed Michael F. Adams as our Code of Ethics Compliance Officer (the "Compliance Officer").

Conflicts of Interest

Our directors, officers and employees are expected to make decisions and take actions based on our best interests, as a whole, and not based on personal relationships or other professional relationships of or benefits to individuals. Generally, a "conflict of interest" is an activity that is inconsistent with or opposed to our best interest or one which gives the appearance of impropriety. As conflicts of interest can compromise the ethical behavior of our personnel, they should be avoided.

Employees should avoid any relationship which would create a conflict of interest. Employees are expected to disclose such relationships and conflicts to their immediate supervisors. Conflicts of interest involving those with whom we do business should also be disclosed in writing to such third parties. Any waivers of conflicts of interest must be approved by the Board of Directors or an appropriate committee. Members of the Board of Directors are to disclose any conflicts of interest and potential conflicts of interest to the entire Board of Directors as well as the committees on which they serve. Directors are to recuse themselves from participation in any decision of the Board or a committee thereof in any matter in which there is a conflict of interest or potential conflict of interest.

Set forth below is specific guidance in respect to certain conflicts of interest situations. As it is not possible to list all conflicts of interest situations, it is the responsibility of the individual, ultimately, to avoid and properly address any situation involving a conflict of interest or potential conflict of interest. Our personnel who wish to obtain clarification of our conflicts of interest principles or further guidance with respect to the proper handling of any specific situation should consult his or her immediate supervisor, our Compliance Officer or our outside legal counsel.

Interest in Other Businesses: All our directors, officers and employees and their family members must avoid any direct or indirect financial relationship with third parties with whom we have relationships which would involve a conflict of interest or a potential conflict of interest or compromise the individual's loyalty to us. Written permission must be obtained from our legal department before any such individual commences an employment, business or consulting relationship with third parties with whom we have relationships.

Outside Directorships: All of our inside directors, officers and employees may serve on the boards of directors of other profit-making organizations only if written permission is obtained from the Compliance Officer prior to acceptance thereof. Any outside directorships held at the time of adoption of this Code of Ethics by us must be disclosed to the compliance officer which will make a determination as to whether such outside directorships may be continued. None of our officers or employees may serve on the board of directors of any business organization which is our competitor. Our outside directors must promptly notify our legal department when they become employed by, or a director of, a third party.

Individuals who serve as directors of other companies with our written permission (where applicable) may retain any compensation earned from that outside directorship to the extent permitted under applicable rules and regulations of the Securities and Exchange Commission and other regulatory bodies or unless otherwise specifically prohibited by us. Unless otherwise specifically authorized, individuals may not receive any form of compensation (whether in the form of cash, stock or options) for service on a board of director of another business organization if such service is at our request or in connection with our investment in such business organization. All individuals must recuse themselves from any matters pertaining to us and the business organization of which they are directors.

We reserve the right to request any individual to resign their positions as directors of other business organizations if determined to be in our best interests notwithstanding that prior approvals for such service had previously been given. We may terminate our relationship with any individual who does not comply with our request in this regard.
Proper Payments: All individuals should pay for and receive only that which is proper. Our personnel should not make improper payments for the purposes of influencing another's acts or decisions and should not receive any improper payments or gifts from others for the purposes influencing the decisions or actions of our personnel. No individual should give or accept gifts beyond those extended in the context of normal business circumstances. Our personnel must observe all government restrictions on gifts and entertainment.

Supervisory Relationships: Supervisory relationships with family members present special workplace issues. Accordingly, our personnel must avoid a direct reporting

relationship with a family member or any individual with whom a significant relationship exists. If such a relationship exists or occurs, the individuals involved must report the relationship in writing to the Board of Directors.

Use and Protection of Company Assets
Our assets are to be used only for our legitimate business purposes and our subsidiaries and only by authorized employees or their designees. This includes both tangible and intangible assets. Some examples of tangible assets include office equipment, such as telephones, copy machines, computers, furniture, supplies and production equipment. Some examples of intangible assets include intellectual property, such as pending patent information, trade secrets or other confidential or proprietary information (whether in printed or electronic form).

You are responsible for ensuring that appropriate measures are taken to assure that our assets are properly protected. In addition, you should take appropriate measures to ensure the efficient use of our assets, since theft, carelessness and waste have a direct impact on our profitability.

Use of E-mail and the Internet. The use of our electronic mail (e-mail) system and connection to the Internet should be used primarily for our business. All employees, officers and directors should use the same care, caution and etiquette in sending e-mail messages as in all other written or oral business communications. We will not tolerate discriminatory, offensive, defamatory, pornographic and other similar type of messages or materials sent by e-mail or accessed through the Internet. Since the e-mail system and Internet connection are our resources, we reserves the right at any time to monitor and inspect without notice, all electronic communications on personal computers owned by us or computers on the premises used in our business.

Computer Software. Most computer software is protected by copyrights. our policy is to respect copyrights and to strictly adhere to all relevant laws and regulations regarding the use and copying of computer software. Therefore, the unauthorized duplication of software, whether or not owned by us, is prohibited, even if the duplication is for business purposes, is of limited duration, or is otherwise accepted local practice.

Financial Reporting Responsibilities
As a public company, it is of critical importance that our filings with the Securities and Exchange Commission, the OTCQB tier of the OTC Markets and other relevant regulatory authorities and its public communication be accurate and timely. Hence, all our personnel are obligated to provide information to ensure that our publicly filed documents and public communications be complete and accurate. All our personnel must take this responsibility seriously and provide prompt and accurate answers and responses to inquiries related to our public disclosure requirements.

Our Chief Executive Officer and the Chief Financial Officer have the ultimate responsibilities of ensuring the integrity of the filings and disclosure made by us as required by the rules and regulations of the Securities and Exchange Commission, OTCQB tier of the OTC Markets, and other relevant regulatory authorities and the public communications made by us. In the performance of their duties relating to our public disclosure obligations, the Chief Executive Officer, the Chief Financial Officer, the principal accounting officer, controller and all our personnel performing similar functions must:

- Act with honesty and integrity
- Provide information that is accurate, complete, objective, fair and timely
- Comply with rules and regulations of federal, state and local governments and other relevant public and private regulatory authorities
- Act in good faith with due care, competence and due diligence
- Respect the confidentiality of information acquired in the course of the performance of one's duties
- Promote ethical and proper behavior in the work environment
- Report to the Chairman of the Audit Committee any conduct that the individual believes to be a violation of any law, regulation, or our Code of Ethics.

Insider Trading

It is our policy to prohibit the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of material nonpublic information in securities trading. It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of our securities. Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. While it may be difficult to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. In addition, material information may be positive or negative. Examples of such information may include:

- Financial results
- Projections of future earnings or losses
- Major contract awards, cancellations or write-offs
- Joint ventures with third parties
- Research milestones
- News of a pending or proposed merger or acquisition
- News of the disposition of material assets
- Impending bankruptcy or financial liquidity problems
- Gain or loss of a substantial customer or supplier
- New product announcements of a significant nature
- Significant pricing changes
- Stock splits
- New equity or debt offerings
- Significant litigation exposure due to actual or threatened litigation
- Changes in senior management
- Capital investment plans
- Changes in dividend policy

Trading on Material Nonpublic Information: With certain limited exceptions, no officer or director, no employee or our subsidiaries and no consultant or contractor to us or any of our subsidiaries and no members of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of our securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses material nonpublic information concerning us, and ending at the close of business on the second trading day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material.

The term "trading day" shall mean a day on which national stock exchanges and the NASDAQ National Market are open for trading.

Tipping: No insider shall disclose ("tip") material nonpublic information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such insider or related person make recommendations or express opinions on the basis of material nonpublic information as to trading in our securities.

Regulation FD (Fair Disclosure) implemented by the Securities and Exchange Commission provides that when we, or persons acting on our behalf, disclose material nonpublic information to certain enumerated persons (in general, securities market professionals and holders of our securities who may well trade on the basis of the information), it must make public disclosure of that information. The timing of the required public disclosure depends on whether the selective disclosure was intentional or unintentional; for an intentional selective disclosure, the Company must make public disclosures simultaneously; for a non-intentional disclosure we must make public disclosure promptly. Under the regulation, the required public disclosure may be made by filing or furnishing a Form 8-K, or by another method or combination of methods that is reasonably designed to effect broad, non-exclusionary distribution of the information to the public.

It is our policy that all communications with the press be handled through the CEO. Confidentiality of Nonpublic Information: Nonpublic information relating to us is our property and the unauthorized disclosure of such information is strictly forbidden.

Applicability of Insider Trading Regulations to Securities of Other Companies: The insider trading guidelines described herein also apply to material nonpublic information relating to other companies, including our customers, vendors or suppliers ("business partners"), when that information is obtained in the course of employment with, or other services performed on our behalf. All employees should treat material nonpublic information about our business partners with the same care as is required with respect to information relating directly to us. Please refer to our Insider Trading Compliance Manual. Any further inquiries relating to insider trading laws should be directed to our Insider Trading Compliance Officer or our outside counsel.

Duty to Report Inappropriate and Irregular Conduct and Violations of our Code of Ethics All employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within us, consistent with generally accepted accounting principles, federal and state securities laws, regulations of the OTC Markets and other applicable regulatory bodies, and our Code of Ethics. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities or potential legal or regulatory violations of our Code of Ethics, whether by witnessing the incident or being told of it, must report it to our Audit Committee. Any report by an employee or director will be kept confidential to the extent permitted by law and regulation and our ability to address these concerns. In certain instances, the identity of the reporting employee, officer or director may be provided to those persons involved in the investigation. You may also make any such report on an anonymous basis by recording the details of your concern to our Audit Committee Chairman in our designated compliance tip box by calling our confidential compliance hotline at 978-657-0075, extension 500. All employees are required to cooperate fully with any internal

investigations of misconduct. In addition, in certain instances, employees are allowed to participate in federal or state proceedings. Any failure to report in appropriate or irregular conduct of others is a severe disciplinary matter. It is against our policy to retaliate against any individual who reports in good faith the violation or potential violation of our Code of Ethics of another.

Government Investigations
It is our policy to fully cooperate with any appropriate government investigation. If you learn about a possible government investigation or inquiry, inform the CEO immediately.

We prohibit any employee, officer or director from altering, destroying, mutilating or concealing a record, document, or other object, or attempting to do so, with the intent to impair the object's integrity or availability for use in an official proceeding. Furthermore, we prohibit any employee or director from otherwise obstructing, influencing or impeding any official proceeding or any attempt to do so.

Exporting Controls
It is our policy to fully comply with all applicable U.S. export, customs and trade control laws and regulations, licensing requirements, relevant non-U.S. laws and international sanctions. We are responsible for customs, export and trade control compliance. To the extent feasible, we are expected to perform due diligence and know our customer in any business transaction. Any investigation or inquiry by a U.S. governmental organization regarding alleged trade control violations or irregularities should be immediately reported to the CEO.

Political Contributions
No assets of our Company, including the time of our personnel, the use of our premises or equipment and direct or indirect monetary payments, may be contributed to any political candidate, political action committees, political party or ballot measure without the written permission of the Compliance Officer .

Compliance Program
In order to implement the principles of our Code of Ethics and to establish a compliance program, we have adopted the following policies:

Size of the Board: our by-laws provide that the Board of Directors shall consist of a maximum of seven persons. The Board will periodically review the appropriate size of the Board.

Majority of Independent Directors: It is our policy that a majority of the directors will be non-employees of us and will otherwise meet the appropriate standards of independence. In determining independence, the Board will consider the definition of "independence" under the relevant rules and regulations of the Securities and Exchange Commission.

Management Directors: The Board anticipates that our Chief Executive Officer will be nominated annually to serve on the Board. The Board may also nominate other members of management.

Chair; Lead Independent Director: The Board will periodically appoint a Chair. Both independent and management directors, including the CEO, are eligible for appointment

as the Chair. The Chair or one of the independent directors (if the Chair is not an independent director) may be designated by the Board to be the "lead independent director." The lead independent director may periodically help schedule or conduct separate meetings of the independent directors.

Selection of Board Nominees: The Board will be responsible for the selection of candidates for the nomination of all Board members. The Nominating and Corporate Governance Committee shall recommend candidates for election to the Board. Board Membership Criteria: The Board's policy is to encourage selection of directors who will contribute to our overall company goals of responsibility to our shareholders and other stakeholders.

Independent Directors' Executive Sessions: It is the policy of the Board that the independent directors, under the direction of the lead independent director, meet separately without management directors at least once per year to discuss such matters as the independent directors may consider appropriate. Our independent auditors, outside legal counsel, finance staff, legal staff and other employees may be invited to attend such executive sessions of the independent directors.

Access to Information: The Board encourages the presentation at meetings by managers who can provide additional insight into matters being discussed. Our executive management will afford each Board member full access to our records, information, employees, outside auditors and outside counsel.

Board Committees: The Board shall have three standing committees: the Audit Committee, the Compensation Committee and the Nominating/Company Governance Committee. From time to time, the Board may establish additional committees.

Committee Member Selection: The Board will designate the members and Chairs of each committee. The membership of the Audit Committee, the Compensation Committee and the Nominating/Company Governance Committee shall meet all applicable criteria of the rules and regulations of the Securities and Exchange Commission.

Committee Functions: The Board of Directors shall adopt a Committee Charter for each of the Audit Committee, the Compensation Committee and the Nominating/Company Governance Committee which shall provide the structure and guiding principles of such committees. The full authority and responsibilities of each committee are fixed by resolution of the full Board of Directors and the Committee Charter. The following is a brief summary of the authority of each committee:

- Audit Committee. Review our financial procedures and controls; monitor financial reporting and select and meet with independent auditors.
- Compensation Committee. Review and approve compensation arrangements for our executive officers and awards under employee benefit plans, including our stock option plans.
- Nominating/Company Governance Committee. Recommend to the full Board candidates for election to the Board and changes to governance policies.

Insider Trading Compliance: The Board of Directors shall adopt an Insider Trading Compliance Program for the purposes of educating and ensuring that all subject persons

are fully aware of the rules and regulations of the Securities and Exchange Commission with respect to insider trading. All our personnel shall have full access to the Insider Trading Compliance Officer and our outside counsel with respect to any insider trading questions or issues.

Financial Reporting; Legal Compliance and Ethics: The Board's governance and oversight functions do not relieve our executive management of its primary responsibility of preparing financial statements which accurately and fairly present our financial results and condition, the responsibility of each executive officer to fully comply with applicable legal and regulatory requirements or the responsibility of each executive officer to uphold the ethical principles adopted by us.

Company Communications: Management has the primary responsibility to communicate with investors, the press, employees and other stakeholders on a timely basis and to establish policies for such communication.

Access to Compliance Officer and Outside Counsel: All our personnel shall be accorded full access to our Compliance Officer and our outside legal counsel with respect to any matter which may arise relating to our Code of Ethics.

Amendment, Modification, Waiver and Termination of Provisions of the Code
We reserve the right to amend, modify, waive or terminate these rules and policies at any time for any reason.

We will disclose any waivers of this Code for executive officers or our directors, in accordance with the provisions of the Securities Exchange Act of 1934, as amended. Waivers of this Code for executive officers and directors can be granted only by the Board of Directors or an appropriate committee.

Nothing in this Code of Ethics is intended to create an express or implied contract of employment. The maintenance of this Code does not modify the employment at will relationship which exists between us and our employees.